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                                                      EXHIBITS 5.1, 8.1 AND 23.1

                                                               November 17, 2006

Bayview Financial Securities Company, LLC
4425 Ponce de Leon Boulevard, Fourth Floor
Coral Gables, Florida 33146


       Re:  Bayview Financial Securities Company, LLC,
            Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special counsel for Bayview Financial Securities Company, LLC, a Delaware limited liability company (the "Company"), in connection with the offering of certain classes of the Company's Bayview Financial Mortgage Pass-Through Trust 2006-C Mortgage Pass-Through Certificates, Series 2006-C (such offered classes, the "Certificates"). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-131460) has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and was declared effective on June 16, 2006. As set forth in the prospectus dated November 10, 2006, as supplemented by a prospectus supplement dated November 13, 2006 (the "Base Prospectus" and the "Final Prospectus Supplement," respectively), the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of October 1, 2006 (the "Pooling and Servicing Agreement"), by and among the Company, as depositor, U.S. Bank National Association, as trustee (the "Trustee"), and Wells Fargo Bank N.A., as master servicer (the "Master Servicer").

         We have examined a form of the Pooling and Servicing Agreement, forms of the Certificates, the Base Prospectus, the Final Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.
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         Based upon the foregoing, we are of the opinion that:

                  (i) The Pooling and Servicing Agreement has been duly and validly authorized by all necessary action on the part of the Company and, when duly executed and delivered by the Company, the Trustee, the Master Servicer and any other party thereto, the Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors' rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

                  (ii) When the issuance and sale of the Certificates have been duly authorized by all requisite action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and delivered against payment therefor pursuant to the underwriting agreement dated November 13, 2006, among Citigroup Global Markets Inc., as representative of the several underwriters, the Company and Bayview Financial, L.P., the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling and Servicing Agreement;

                  (iii) Under existing law, assuming compliance with all provisions of the Pooling and Servicing Agreement, each segregated pool of assets for which the Pooling and Servicing Agreement directs that a REMIC election be made will qualify as a "real estate mortgage investment conduit" ("REMIC") pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"); each of the Reserve Fund and the Supplemental Interest Trust will be an outside reserve fund, within the meaning of Treasury Regulation Section 1.860G-2(h), that is beneficially owned by the beneficial owners of the Class X Certificates; each of the Class X and Class P Certificates will evidence ownership of "regular interests" in a REMIC within the meaning of Section 860G(a)(1) of the Code; each of the Offered Certificates will evidence ownership of "regular interests" in a REMIC within the meaning of Section 860G(a)(1) of the Code and ownership of interests in a notional principal contract for federal income tax purposes; and the Class R Certificates will be considered to represent the sole class of "residual interest" within the meaning of Section 860G(a)(2) of the Code in each REMIC formed pursuant to the Pooling and Servicing Agreement; and
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                  (iv) The statements contained under the caption "Material
         Federal Income Tax Considerations" in the Base Prospectus and the Final Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

         The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

         We hereby consent to the filing of this letter and to the references to this firm under the headings "Material Federal Income Tax Considerations" and "Legal Matters" in the Base Prospectus and Final Prospectus Supplement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Final Prospectus Supplement.

                                                         Very truly yours,

                                                         /s/ McKee Nelson LLP

                                                         McKee Nelson LLP